EXHIBIT 99.4

                          QUESTIONS AND ANSWER BROCHURE













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                  QUESTIONS AND ANSWERS ABOUT STOCK CONVERSION

     The Boards of Directors of FJF Financial, M.H.C. ("FJF") and its majority-owned subsidiary Roxborough- Manayunk Federal Savings Bank ("Roxborough") have unanimously adopted a Plan of Conversion (the "Plan") and an Agreement and Plan of Reorganization ("Merger Agreement") with Progress Financial Corporation, Plymouth Meeting, PA (the "Company") and its wholly-owned subsidiary Progress Federal Savings Bank ("Progress"). Under the Plan, FJF will convert from the mutual form to a federal interim stock savings bank and simultaneously merge into Roxborough (the "Conversion and the Merger"). In accordance with the Merger Agreement, Progress will then merge into Roxborough, with Roxborough as the surviving entity. Roxborough will then change its name to Progress Bank and become a wholly-owned subsidiary of the Company. In accordance with the Plan and the Merger Agreement, the Company is offering shares of its common stock to certain depositors, borrowers and stockholders of Roxborough and stockholders of the Company in a subscription offering and to certain other persons in a community offering.

     To complete the Conversion and the Merger, we need your participation on an important vote at a special meeting to be held on September __, 1995. The Plan and the Merger Agreement must be approved by, among others, a majority of the total number of votes eligible to be cast by members of FJF at a special meeting of FJF members to be held on September ___, 1995. This brochure is designed to answer some of the most frequently asked questions about the Conversion and the Merger and your voting rights. More detailed information is contained in the enclosed Proxy Statement and Prospectus. Please review these materials carefully.

     Because your vote is critical to the success of the Plan and the Merger Agreement, the Board of Directors urges you to vote FOR the proposed transaction by signing, dating and returning the enclosed proxy card immediately in the postage-paid envelope provided, whether or not you plan to attend the special meeting.


                                     GENERAL


Q. Will the Conversion and the Merger affect any of my deposit accounts or loans?

A. No. The Conversion and the Merger will have no effect on your deposit accounts or loans. Your deposits will become deposits in Progress Bank, with equivalent terms to your present deposits at Roxborough. All deposits of Progress Bank following the Conversion and the Merger will continue to be insured up to the legal maximum by the Savings Association Insurance Fund, as administered by the Federal Deposit Insurance Corporation ("FDIC").


Q.   Will I automatically become a stockholder of Progress Financial
Corporation?

A.   No, only if you decide to purchase stock will you become a stockholder.




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                                     VOTING

Q.   What vote is necessary to approve the Plan and the Merger Agreement?

A. The Conversion and the Merger cannot be undertaken without the approval of FJF's members. Both the Plan and the Merger Agreement must be approved by a majority of the total votes eligible to be cast at the special meeting of members. THEREFORE, YOUR VOTE IS VERY IMPORTANT.


Q.   Who is eligible to vote?

A. Depositors having deposit accounts with Roxborough on August 7, 1995 are eligible to vote at the special meeting. Borrowers of Roxborough with loans outstanding on December 31, 1992 which continue to be outstanding as of August 7, 1995 are also eligible to vote. Borrowers have one vote and depositors have one vote for each $100 on deposit. No member will receive more than 1,000 votes in the aggregate.


Q.   Are members required to vote?

A. No. Members are not required to vote. However, because the Conversion and the Merger must be approved by a majority vote of members, IT IS CRITICAL TO THE SUCCESS OF THE PLAN AND THE MERGER AGREEMENT THAT ALL ELIGIBLE MEMBERS VOTE. Because the Board of Directors believes that the Conversion and Merger will benefit FJF and Roxborough, the Board has unanimously approved the Plan and the Merger Agreement and urges members to vote "FOR" the proposed transaction.


Q.   How do I vote for the Conversion and the Merger?

A. Complete the proxy card and mail it to Roxborough in the postage-paid envelope provided as soon as possible. Should you attend the special meeting of members and wish to change your vote, you may do so by completing a ballot at the meeting and any previously returned proxy will be revoked.


Q.   How many proxies should I sign?

A. If you have more than one account at Roxborough, you may have received more than one proxy. YOU SHOULD SIGN, DATE AND RETURN ALL PROXIES THAT YOU RECEIVE.



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Q.   Who should sign the proxy?

A. If you have a joint account, only one signature is necessary. If you have a trustee or custodial account, the trustee or custodian must sign. If you are the executor or administrator for a deceased depositor, you should sign your own name and indicate that you are signing as executor or administrator.


Q. If I vote for the Conversion and the Merger, will I be obligated to buy stock?

A. No. A vote in favor of the Conversion and the Merger does not require you to purchase any stock. Voting and subscribing for stock are separate actions.


                                  BUYING STOCK



Q.   Who is eligible to purchase stock in the Subscription Offering?

A. Nontransferable subscription rights have been granted, in the following order of priority, to depositors of Roxborough with account balances of $50.00 or more as of the close of business on February 28, 1994, the Company's Employee Stock Ownership Plan, depositors of Roxborough with account balances of $50.00 or more as of the close of business on June 30,1995, depositors of Roxborough as of the close of business on August 7, 1995 and borrowers of Roxborough as of the close of business on December 31, 1992 who continue to be borrowers as of the close of business on August 7, 1995, stockholders of Roxborough as of the close of business August 7, 1995, and stockholders of the Company as of the close of business August 14, 1995.

Q.   How many shares of stock are being offered and at what price?

A. Progress Financial Corporation is offering up to $32.2 million of its common stock in the Subscription and Community Offerings.The actual purchase price will be the average closing price of the common stock of the Company as reported on the Nasdaq National Market during the 20 trading days ending on the day prior to the close of the Offerings ("Per Share Price"). The actual number of shares will be determined by dividing the aggregate estimated incremental pro-forma market value of FJF and Roxborough at the close of the Offerings, as determined by an independent appraiser, by the Per Share Price.

Q.   How much stock may I purchase?

A. The minimum purchase is $150. The maximum amount that may be purchased is $966,000 (subject to adjustment). The maximum amount that any person, together with associates of or persons acting in concert with such person, may purchase is $1,610,000 (subject to adjustment).




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Q.   How do I order stock?

A. You may order stock by completing, signing and returning the stock order form and certification form, together with payment, in the postage-paid envelope provided.

Q.   How can I pay for my stock purchase?

A. You can pay for your stock order by cash, check, money order or authorization to withdraw payment from a Roxborough deposit account. If paying with cash, please hand deliver your stock order form to any Roxborough branch office. DO NOT SEND CASH THROUGH THE MAIL. Payments made by cash, check or money order will earn interest at Roxborough's passbook rate from the date of receipt until the completion or termination of the offering. FUNDS WITHDRAWN FROM A ROXBOROUGH CERTIFICATE ACCOUNT WILL NOT BE SUBJECT TO EARLY WITHDRAWAL PENALTIES. Neither Roxborough nor Progress may lend funds for the purchase of the common stock.

Q.   Can I purchase stock using funds in my Roxborough IRA account?

A. Yes. However, federal regulations prohibit using your existing Roxborough IRA for purchasing stock. To use such funds, you need to establish a "self-directed" IRA account with a trustee other than Roxborough. ESTABLISHING A SELF-DIRECTED IRA TAKES TIME, SO PLEASE MAKE YOUR ARRANGEMENTS AS SOON AS POSSIBLE.

Q.    Can I change my mind after I have placed an order to subscribe for stock?

A. No. After receipt, your order may not be withdrawn or modified without the consent of Roxborough or the Company.

Q.   Will dividends be paid on the stock?

A. No. However, the Board of Directors of the Company may consider a policy of paying cash dividends on the common stock commencing in 1996, although no decision has been made.

Q.   Where will the stock be listed?

A. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "PFNC".

Q.   Will my stock be insured?

A. No. Common Stock cannot be insured by the FDIC, the Bank Insurance Fund, the Savings Association Insurance Fund or any other government agency.

Q.   What if I have questions or need additional information?







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A.   If you have any questions about the Conversion and the Merger or need additional information, please call our Conversion Center at (215) 487-3835 Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern Time. The Conversion Center will be closed from 12:00 noon on Friday, September 1st through 12:00 noon on Tuesday, September 5th, in observance of Labor Day.



     The shares of common stock offered in the Conversion and the Merger are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency. This brochure is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus.


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